Exhibit 10.26

LEASE

THIS LEASE made November 30, 2004 between WILLIAM M. COATS, 310 Homestead Road, Nashville, Tennessee 37207 Telephone 615-226-8900 FAX 615-262-3276 (hereinafter called the LESSOR), and Sol Khazani President, U.S. Auto Parts 17150 South Margay, Carson, California 90746 Telephone 310-567-4212 FAX 310-770-8404

WITNESSETH:

The LESSOR does by these presents lease and let unto the LESSOR real property in the city of Nashville, Tennessee at 1008C White’s Creek Pike. 37207.

TO HAVE AND TO HOLD the said leased property for any lawful purpose for the lease term of Midnight December 31, 2004 through Midnight December 31, 2005.

IN CONSIDERATION OF THE PREMISES, IT IS MUTUALLY COVENANTED AND AGREED BY AND BETWEEN THE LESSOR AND LESSEE AS FOLLOWS:

1.	Rental. The LESSEE shall pay to the LESSOR rent for the leased premises and appurtenant rights the sum of a $4,000.00 per month, payable in advance on the first (1st) day of each and every month LESSEE agrees to pay LESSOR a late charge of four (4%) percent on any monthly rental and/or charge(s) not received by LESSOR by the 15th day of the month.

2.	Full Payment Without Set-Off. The total rent due upon each due date shall be paid in full to Lessor and no set-off or counterclaims may be deducted by Lessee from the rentals due. The burden of proof of full payment shall be upon Lessee.

Kind-of Business. May be used for the distribution and installation of automobile and 3. Truck parts and accessories.

4.	Assignments and Subletting. Lessee may not assign or sublet the lease to a “variety store,” “variety discount store,” “dollar store,” “discount clothing store,” “clothing outlet store,” or any store similar to FAMILY DOLLAR STORE in operation or merchandising. Except as herein provided, the lease may be assigned, and the premises may be assigned; and the premises may be sublet, partially or fully, with prior written consent of LESSOR, which consent shall not be unreasonably withheld. Even in the event of permitted assignment or subletting, LESSEE acknowledges that it shall remain fully responsible for compliance with all terms of the Lease.

5.	Security Interest in Personal Property. LESSEE grants to LESSOR a security interest in all Lessee’s personal property and/or contents of the leased premises for the payment of the rent and/or damages of any kind. To enforce such security interest, LESSOR may take and keep possession of all such personal property of LESSOR and may advertise and sell such property at public auction to satisfy and debt, without any process of law and bar of any right of redemption, provided that notice be posted on premises and written notice be sent by certified mail to LESSEE and any known creditors claiming any interest in such property at least ten (10) days prior to the sale date. In furtherance of this provision, LESSEE shall execute a financial statement and pay the filing fee for filing said instrument in the place designated by law.

8.	Repairs and Alterations. LESSEE accepts property AS IS and except roof, exterior walls and exterior painting, LESSEE shall maintain in good and substantial repair during the entire (case term the interior of the leased improvements, including plate glass, system wide mechanical, plumbing, electrical systems and the parking area. LESSOR shall have the right to enter and inspect the leased premises at all reasonable times.

7. Except as hereinabove mentioned, LESSEE shall keep and maintain the leased premises in good and substantial repair during the term of the lease; such agreements of LESSEE shall not apply to any damage caused by fire or acts of God. Lessee shall deliver up the leased premises at the end of the lease term in as good condition as at the time of LESSEE’S initial occupancy, except for ordinary wear and tear.

7a. LESSEE shall, upon obtaining LESSOR’S written permission, have the right to alter and remodel, at its own expense, the interior of the building as it may deem necessary, provided no structural damage is done to said building. LESSEE shall likewise have the privilege to alter and remodel the outside of such building as it may deem necessary, provided consent is first obtained in writing from LESSOR for proposed interior or exterior alteration and remodeling; which consent shall not be unreasonable withheld.

7b	Utilities. All heat, water, electric current, gas, sewer, garbage, or special fees, metering charges, or utility charges used on the leased premises shall be paid by LESSEE.

8.	Signs. Unless otherwise agreed in this Lease, Lessee shall not affix or attach any signs on the premises without consent in writing form the LESSOR, except that LESSEE may employ modest signs for business identification.

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8a.	Improvements to be Made and Delivery of Premises. If LESSOR is to make any improvements prior to LESSEE’S occupancy, a separate Schedule A shall be attached and initialed by each party, setting out the agreed improvements, and LESSEE acknowledges that the premises shall be acceptable when such improvement are made. If no Schedule A is attached, LESSEE shall be deemed to have accepted the premises in the existing condition.

9.	Upkeep of Premises. LESSEE will, at LESSEE’S sole expense, keep and maintain in good repair the entire leased premises including interior walls, floors, ceilings, ducts, utilities, lighting, doors, and routine plumbing repairs, HVAC repairs parking lot and the entire premises.

Fire Clause. In case the said premises shall be damaged by fire or other cause as to be rendered untenantable, LESSOR shall have thirty (30) days from date of said casualty to determine the extent of repairs to be done and the time required to perform them. If the damage is such that repairs can be completed within ninety (90) days from commencement of said repairs, LESSOR agrees to make such repairs promptly and allow LESSEE an abatement in rent for such time as the building remains untenantable. LESSOR shall commence repairs within thirty days from date of said casualty. If necessary repairs cannot be made within ninety (90) days from date of commencement of such repair, at the Lessee’s option the Lease shall terminate as of the date the premises were rendered untenantable. In event of partial loss, the rent shall be abated by a portion equal to the area rendered unfit for use against the total area.

11.	Damages and Accidents. LESSOR agrees to hold harmless and indemnify LESSOR from and against any liability or loss, including counsel fees incurred in good faith by the LESSOR, arising out of any cause associated with LESSEE’S business or use of the premises. In addition, LESSEE agrees to provide public liability insurance naming LESSOR as additional insured to protect LESSOR from risks customarily covered by such insurance, in amounts not less than $ 100,000 per person and 300,000 per accident, and $50,000 for damage to property. LESSEE also shall carry contents coverage on it’s contents with a waiver of subrogation clause as to LESSOR.

12.	Default by the Lessee. LESSEE shall be in default if payment of rental is not received by LESSOR or LESSOR’S agent as herein provided within fifteen (15) days of each due date. Default on the part of LESSEE in keeping or performing any term or condition herein shall authorize LESSOR at its option, and upon thirty (30) days written notice thereof to LESSEE to declare this Lease terminated by default of LESSEE. However, immediately upon default, without regard to the thirty day notice requirement; LESSOR, if he feels insecure concerning LESSEE’S intention or ability to pay rental or to keep or perform any other term or condition herein, may re-enter the premises and take possession of all personal property therein found, without legal process; also upon such default, all rental due hereunder for the balance of the term of the Lease shall become immediately due and payable, But LESSEE shall remain obligated to keep and perform such other term and condition other than the payment of rentals and continued occupancy, and shall be liable for additional damages for failure to keep any such other term and condition. However, in the event of default, LESSOR shall attempt to relet the premises to some other tenant and shall after first recouping all expenses and remodeling costs incurred incident to the reletting, then refund to LESSEE monthly rentals collected up to LESSEE’S regular monthly rental.

13.	Lawful Use. LESSEE covenants that the premises shall be used only and exclusively for lawful purposes, and LESSEE shall save and hold LESSOR harmless from any loss, cost, or liability arising out of LESSEE’S use of the premises in violation of any law, ordinance or regulation. LESSEE covenants that no activity, which is unlawful, or a nuisance, which causes an extra premium, or which shall be deemed hazardous by LESSOR’S insurance carrier shall be carried on or suffered to exist upon the premises.

14.	Holdover. Should LESSEE hold over the term hereby created, and with the consent of LESSOR, LESSEE shall become a tenant from month to month at the monthly rental payable hereunder for the prior month, and otherwise upon the covenants and conditions in this Lease contained, and shall continue to be such tenant until thirty (30) days after either party hereto serves upon the other written notice of intention to terminate such monthly tenancy. Should such termination occur on any day other than the immediately following surrender of the demised premises by LESSEE be refunded unto him.

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15.	Eminent Domain or Condemnation Proceedings. If any portion of the leased premises be taken under the exercise of the power of eminent domain by any competent governmental or corporate authority during the term of this lease there shall be a proportionate abatement of the rent thereafter to be paid. If the lease shall be taken to be wholly terminated with no further obligation upon the parties, and the award received from the entire taking of the leased premises shall be the property of the LESSOR, except that LESSEE shall be entitled to any special award made for value to LESSEE’S trade fixtures.

16.	Quiet Enjoyment Subordination of Mortgage. LESSOR covenants that if LESSEE shall pay the rentals, operate a lawful business and perform its agreements hereunder, LESSOR shall and will protect and defend against any interference with the LESSEE’S use and quiet enjoyment of the leased property during the life of this lease and all renewals. LESSEE agrees, upon request of LESSOR, to subordinate its leasehold interest to a lien on a bona fide mortgage that may be procured by LESSOR or the leased premises, provided that the mortgages or such mortgage shall permit LESSEE to remain in possession of the leased premises and apply stated rental payments against the debt secured by said mortgage in the event of default on the part of the LESSOR, as long as LESSEE complies with and performs all of its covenants and undertakings under this lease.

17.	Bankruptcy. In the event the LESSEE shall be adjudged bankrupt or shall assignment for benefit of creditors or have its leasehold estate taken on execution against LESSEE, then the LESSOR may, at his option, terminate this lease.

18.	Non-Waiver. Failure of LESSEE to declare any default immediately upon occurrence thereof or delay in taking any action in connection therewith shall not waive such default, buy LESSOR shall have the right to declare any such default at any time; no waiver of any default shall alter LESSEE’S obligations under the Lease, with respect to any other existing or subsequent default.

19.	Entirety of Understanding in Written Lease. It is agreed that the entire understanding between the parties is set out in this Lease and any riders which are hereto annexed, that this Leases supersedes and voids all prior proposals, letters, and agreements, oral or written, and that no modifications of alteration of the Lease shall be effective unless evidenced by an instrument in writing, signed by both parties. The Laws of the State where the leased premises are situated shall apply.

Option to Renew. The LESSEE shall have the option to renew the lease with terms to be negotiated.

If LESSEE should desire to exercise its option to renew for the additional period, it shall be by written notice thereof to LESSOR at least sixty (60) days prior to the commencement of the renewal period. In the event LESSEE does not vacate the property herein described at the expiration of this or any written extension of this lease, then, in this event, LESSEE’S continued occupancy will be that of a month-to-month tenant, as aforesaid.

Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

IN WITNESS WHEREOF, the parties have executed the instrument under seal the day and year first above written.

/s/ William M. Coats	/s/ Sol Khazani
WILLIAM M. COATS	SOL KHAZANI, PRESIDENT

LESSOR	LESSEE

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ADDENDUM

To lease between Sol Khazani, d.b.a. U.S. Auto Parts and William M. Coats

Dated November 17, 2004.

This addendum is for the extention of the lease for one year from midnight December 31,

2005 until midnight December 31, 2006. All other terms to remain the same.

/s/ William M. Coats	/s/ Sol Khazani
William M. Coats, Lessor	Sol Khazani, Lessee